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MindMed Reports Second Quarter 2022 Financial Results and Business Highlights

– Phase 2b dose-optimization trial in patients with General Anxiety Disorder underway with first patient dosing expected in Q3 2022 –

– Advanced IND-enabling studies for MM-402 with the Phase 1 investigator-initiated pharmacokinetic/pharmacodynamic trial on track to initiate in Q3 2022 –

– Appoints Drs. Suzanne Bruhn and Roger Crystal as independent members of the Board of Directors –

– Strengthened leadership team with the appointment of Schond L. Greenway as Chief Financial Officer –

– Cash runway through key clinical readouts in 2023 and into 2024 –

– Company to host conference call today at 4:30 PM ET –

NEW YORK, August 11, 2022 -- Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED), (the “Company” or "MindMed"), a clinical stage biopharmaceutical company developing novel products to treat brain health disorders, today reported its financial results for the quarter ended June 30, 2022.

“In the second quarter, we took important steps to advance our ongoing development programs, which was highlighted by the progression of our Phase 2b dose-optimization trial of MM-120 for the treatment of generalized anxiety disorder (GAD), one of the largest well-controlled studies of LSD ever conducted. This trial builds on encouraging positive data generated in the LSD-Assist Study, a Phase 2 placebo-controlled investigator-initiated clinical trial of LSD in the treatment of anxiety disorders and decades of evidence of the therapeutic potential of LSD in anxiety, depression and beyond. During the quarter, we also announced positive safety and tolerability results for our MM-110 program, for the treatment of opioid withdrawal, that provide important insight into the design for future studies for the clinical program for individuals undergoing supervised opioid withdrawal,” said Robert Barrow, Chief Executive Officer and Director of MindMed.

“As we continue to sharpen our efforts on our key strategic priorities for the near-term, we remain primarily focused on directing our resources towards advancing our MM-120 program in psychiatric indications, and our MM-402 program in autism spectrum disorder. We intend to continue further development for our MM-110 program subject to successful pursuit of non-dilutive sources of capital and/or collaborations with third parties. We believe that this strategy represents a cost-effective approach to advancing the programs in our pipeline that we believe have the highest probability to generate near-term value for our shareholders. With our sharpened focus and strengthened leadership team, we look forward to providing additional updates on our progress as we advance our clinical pipeline.”

Recent Highlights and Anticipated Upcoming Milestones:

MM-120 (LSD D-tartrate): a proprietary, pharmaceutically optimized form of lysergic acid diethylamide (LSD) that is primarily being developed for the treatment of generalized anxiety disorder (GAD).

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The Company remains on track for patient dosing in the Phase 2b dose-optimization study of MM-120 for the treatment of GAD, with topline results expected in late 2023.
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In May 2022, MindMed collaborators at University Hospital Basel (UHB), presented results from a Phase 2 placebo-controlled investigator-initiated clinical trial of LSD in the treatment of anxiety disorders (LSD-Assist Study), at London’s PSYCH Symposium.
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Topline results in 46 patients with clinically significant anxiety demonstrated the significant, rapid, durable, and beneficial effects of LSD and its potential to safely mitigate symptoms of anxiety and depression.
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LSD was well tolerated and at a dose of 200 µg resulted in significant and strong reductions of global state trait anxiety inventory or “STAI-G” scores 16 weeks after treatment in the between-subjects analysis with a statistically significant improvement from baseline compared to placebo.
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The Company intends to prioritize and focus its current development efforts and resources on MM-120 in psychiatric indications.

MM-402 or R(-)-MDMA: a synthetic R-enantiomer of 3,4-Methylenedioxymethamphetamine

(MDMA) that the Company is developing for the treatment of core symptoms of autism spectrum disorder.

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IND-enabling studies are currently ongoing and initiation of a Phase 1 clinical trial of MM-402 is planned in 2023.
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Through the Company’s collaboration with the University Hospital Basel in Switzerland, a Phase 1 pharmacokinetic/pharmacodynamic investigator-initiated trial of R(-)-MDMA, S(+)-MDMA and (+)- MDMA in healthy volunteers is expected to commence in Q3 2022.

MM-110 (zolunicant HCl or 18-MC): a non-hallucinogenic proprietary congener of ibogaine that the Company is developing for the treatment of opioid withdrawal. MM-110 is an α3β4 nicotinic cholinergic receptor antagonist that has been tested in preclinical models of withdrawal and substance use disorders.

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In May 2022, the Company reported positive topline results from the Phase 1 placebo-controlled trial designed to assess the safety, tolerability, pharmacokinetics and neurocognitive effects of MM-110 in 108 healthy volunteers. The Company intends to continue further clinical development for our MM-110 program through the pursuit of non-dilutive sources of capital and/or collaborations with third parties.

Digital Medicine Initiatives

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MindMed Session Monitoring System (MSMS):technological platform and product that provides the foundation for the development and implementation of a suite of regulated and unregulated products for use by clinicians and patients during treatment sessions that may also include the use of consciousness altering medications. Clinical studies have progressed with the completion of data collection to evaluate sensory data during a consciousness-altering therapeutic session.
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Anxiety Digital Diagnoses for Precision Psychiatry (ADDAPT): study being run via a newly developed mobile application to support the study is currently in private beta, enrolling by invitation.
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Quantifying the Processes and Events of Psychotherapy at Scale (QPEPS): study has completed part 1 of its data collection period and is entering an interim analysis phase.

Leadership Additions and Corporate Updates

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In May 2022, Schond L. Greenway was appointed as Chief Financial Officer. Mr. Greenway comes to MindMed with over 20 years of experience in investment banking, finance and corporate advisory, and investment analysis in the life sciences sector.
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On August 4, 2022, the Board of Directors approved a ratio of 1-for-15 reverse share split of the Company’s common shares. The reverse share split is expected to take effect after the close of business on August 26, 2022, with trading expected to begin on a split-adjusted basis on the Nasdaq and the Neo Exchange Inc. at market open on August 29, 2022.
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On August 11, 2022, the Company appointed Drs. Suzanne Bruhn and Roger Crystal as independent members of its Board of Directors in order to provide valuable insights and guidance to the leadership team’s development and commercialization efforts for its novel treatments for brain health disorders. Miri Halperin Wernli retired from the Board of Directors to focus on her executive role as the Company’s Executive President leading the Company’s research and clinical collaborations.
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On August 11, 2022, Cynthia Hu transitioned from her role as Chief Legal Officer & Corporate Secretary. Ms. Hu will transition to an advisory role and continue to support the Company with its key objectives.

Second Quarter 2022 Financial and Other Recent Highlights

Cash Balance. As of June 30, 2022, MindMed had cash and cash equivalents totaling $105.7 million compared to $133.5 million as of December 31, 2021. MindMed believes its available cash and cash equivalents will be sufficient to meet its operating requirements beyond its key development milestones in 2023 and into 2024.

Net Cash in Operating Activities. The net cash used in operating activities was $28.0 million for the six months ended June 30, 2022, compared to $21.2 million for the same period in 2021.

Research and Development (R&D). R&D were $9.3 million for the three months ended June 30, 2022, compared to $8.1 million for the three months ended June 30, 2021, an increase of $1.2 million. The increase was primarily due to $2.8 million of external costs related to the LSD research program and the commencement of R(-)-MDMA study . This increase was primarily offset by a decrease in external costs of $1.0 million related to the completion of our 18-MC study in 2021. For the six months ended June 30, 2022, research and development expenses were $19.6 million, compared to $14.9 million for the six months ended June 30, 2021. The increase was primarily due to $2.9 million of internal costs related to compensation costs for additional headcount and an increase of $1.0 million of stock-based compensation expense.

General and Administrative (G&A). G&A were $7.6 million for the three months ended June 30, 2022, compared to $37.1 million for the three months ended June 30, 2021, a decrease of $29.5 million. The decrease was primarily due to $24.4 million in additional non-cash stock-based compensation expenses relating to the modification of stock option awards and RSUs. For the six months ended June 30, 2022, general and administrative expenses were $15.9 million, compared to $44.2 million for the six months ended June 30, 2021. The decrease was primarily due to an decrease of $24.4 million in non-cash stock-based compensation expenses relating to the modification of stock option awards and Restricted Stock Units.

Net Loss. The net and comprehensive loss for the three months ended June 30, 2022 was $17.1 million, compared to $44.5 million for the same period in 2021. For the six months ended June 30, 2022 was $35.6 million compared to $58.2 million for the same period in 2021.

Conference Call and Webcast Reminder

MindMed management will host a conference call at 4:30 PM ET today to provide a corporate update and review the company’s second quarter 2022 financial results. Individuals may participate via telephone by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international) and using conference ID 13731606. The webcast can be accessed live here or on MindMed’s Investor Resources webpage. The webcast will be archived on the company’s website for at least 30 days after the conference call.

About MindMed

MindMed is a clinical-stage biopharmaceutical company developing novel products to treat brain health disorders, with a particular focus on psychiatry, addiction, pain and neurology. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative drug candidates, with and without acute perceptual effects, targeting the serotonin, dopamine and acetylcholine systems.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute “forward-looking information” within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release include, but are not limited to, statements regarding anticipated upcoming milestones and studies, results and timing of clinical studies, resource allocation amongst programs, expected growth and developments of drugs and technologies, continuing collaborations and partnerships, and the availability of cash and cash equivalents. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; lack of product revenue; compliance with laws and regulations; difficulty associated with research and development; risks associated with clinical trials or studies; heightened regulatory scrutiny; early stage product development; clinical trial risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; as well as those risk factors discussed or referred to herein and the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Reports on Form 10-Q for the period ended June 30, 2022 under headings such as “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media: media@mindmed.co

For Investors: ir@mindmed.co

Mind Medicine (MindMed) Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$9,326	$8,074	$19,567	$14,887
General and administrative	7,617	37,146	15,881	44,182
Total operating expenses	16,943	45,220	35,448	59,069
Loss from operations	(16,943)	(45,220)	(35,448)	(59,069)
Other income (expense):
Interest income/(expense), net	82	(69)	83	(156)
Foreign exchange gain/(loss), net	(89)	(35)	(44)	134
Other income/(expense)	(7)	72	1	80
Total other income (expense), net	(14)	(32)	40	58
Loss before income taxes	(16,957)	(45,252)	(35,408)	(59,011)
Income taxes	—	—	—	—
Net loss	(16,957)	(45,252)	(35,408)	(59,011)
Other comprehensive gain/(loss):
(Loss)/gain on foreign currency translation	(147)	704	(196)	763
Comprehensive loss	$(17,104)	$(44,548)	$(35,604)	$(58,248)
Net loss per common share, basic and diluted	$(0.04)	$(0.11)	$(0.08)	$(0.15)
Weighted-average common shares, basic and diluted	423,630,395	410,823,106	422,951,839	400,322,562

Mind Medicine (MindMed) Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,741	$133,539
Prepaid and other current assets	3,172	3,676
Right of use asset	177	—
Total current assets	109,090	137,215
Goodwill	19,918	19,918
Intangible assets, net	5,269	6,869
Total assets	$134,277	$164,002

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$732	$4,178
Accrued expenses	7,139	6,230
Total current liabilities	7,871	10,408
Other liabilities, long-term	1,902	1,930
Total liabilities	9,773	12,338

Commitments and contingencies (Note 11)
Shareholders' Equity:
Common shares, no par value, unlimited authorized as of June 30, 2022 and December 31, 2021; 426,689,225 and 421,896,217 issued and outstanding as of June 30, 2022 and December 2021, respectively	—	—
Additional paid-in capital	296,734	288,290
Accumulated other comprehensive income	850	1,046
Accumulated deficit	(173,080)	(137,672)
Total shareholders' equity	124,504	151,664
Total liabilities and shareholders' equity	$134,277	$164,002